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                                 Exhibit 22.01


Hologic Subsidiaries

Hologic Europe N.V.
avenue H. Matisse Laan 14
Bruxelles 1140 Brussel
Belgium

Hologic France S.A.
Parc du Moulin de Massy
35 rue du Saule Trapu
F-91882 Massy Cedex
France

FluoroScan Imaging Systems, Inc.
650B Anthony Trail
Northbrook, Illinois   60062

FluoroScan International, Inc.
72, rue du Faubourg St. Honore
75008 Paris France